June 24, 2015

TERRA INCOME FUND 6, INC. BREAKS ESCROW AND SETS INITIAL DISTRIBUTION

NEW YORK, NY - New York, NY (June 24, 2015) – Terra Income Fund 6, Inc. (TIF 6), a publicly registered, non-traded business development company (BDC), announced today that it satisfied its minimum offering requirement of $2.0 million. In connection with satisfaction of the minimum offering requirement, TIF 6’s Board of Directors declared an initial distribution rate for the month of June beginning on June 24, 2015 of $0.00274 per day per share (equivalent to an annual distribution rate of 8.0%). Initial capital is being invested primarily in commercial real estate loans to U.S. companies secured by interests in high quality commercial real estate in the United States. Terra Capital Partners, LLC (Terra Capital Partners), TIF 6's sponsor, is a leading specialty finance company that invests primarily in commercial real estate loans and commercial real estate-related debt securities of private companies.

Bruce Batkin, co-founder and CEO of Terra Capital Partners and CEO and director of TIF 6, commented: “We are pleased to break escrow and initiate our investment strategy for TIF 6, the first BDC to focus exclusively on loans backed by commercial real estate. TIF 6 and Terra’s growing platform reflect the increasing importance of alternative lenders to the recapitalization and recovery of the U.S. commercial real estate market. We have identified initial investments that we believe will be a good foundation for the BDC's portfolio. We look forward to drawing on our extensive sourcing network, real estate expertise and disciplined underwriting process to create an attractive income generating portfolio for our BDC shareholders.”

About Terra Income Fund 6, Inc.

Terra Income Fund 6, Inc. ("TIF 6") is a publicly registered non-traded business development company that has elected to be regulated under the Investment Company Act of 1940 and intends to originate, acquire, and manage a diversified portfolio consisting of commercial real estate loans to U.S. companies (including mezzanine, first and second lien mortgage, subordinated mortgage, bridge and other commercial real estate-related loans) secured by interests in high quality commercial real estate in the United States (such as office buildings, warehouses, shopping centers, apartment properties and hotels). The fund represents an extension of Terra Capital Partners’ successful real estate lending platform, which has focused primarily on mezzanine and bridge investments. TIF 6 intends to self-originate most of its investments by capitalizing on Terra Capital Partners’ extensive real estate experience and nationwide network of relationships in the real estate industry.

Alston and Bird LLP serves as legal counsel to TIF 6.

About Terra Capital Partners, LLC, Terra Income Advisors, LLC and Terra Capital Markets, LLC

Terra Capital Partners is a real estate finance and investment company based in New York City that, since 2002, has made investments in over 300 office, industrial, retail, apartment and hotel properties nationwide with a value of approximately $6 billion. Additional information about Terra Capital Partners is available at www.tcp-us.com.

Terra Income Advisors, LLC (Terra Income Advisors), a subsidiary of Terra Capital Partners, serves as the investment adviser to TIF 6. Terra Income Advisors is responsible for managing all day-to-day operations and providing investment advisory and management services to TIF 6, including making investment decisions for TIF 6’s portfolio, subject to the oversight of TIF 6’s board.

Investors are advised to carefully consider the investment objectives, risks, and charges and expenses of TIF 6 before investing. The prospectus, which has been filed with the Securities and Exchange Commission, contains this and other information about TIF 6 and should be read carefully before investing.

Terra Capital Markets, LLC (Terra Capital Markets) (member FINRA; SIPC) is the dealer manager for the TIF 6 offering. A copy of the prospectus for the offering is available by contacting Terra Capital Markets at (855) 858-0100 or 805 Third Avenue, 8th Floor, New York, New York 10022 or by visiting TIF 6’s website at www.TerraFund6.com. Investors are advised to carefully consider the investment objectives, risks and charges and expenses of TIF 6 before investing. The prospectus, which has been filed with the SEC, contains this and other information about TIF 6 and should be read carefully before investing.

This press release may contain certain forward-looking statements. Such forward-looking statements can generally be identified by our use of forward-looking terminology, such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to uncertainties relating to: our future operating results; our business prospects; the impact of the investments that we make; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources, financing sources and working capital; the use of borrowed money to finance a portion of our investments; the timing of cash flows, if any, from the operations of our portfolio companies; the timing and amount of distributions and dividends from the companies in which we may invest; our contractual arrangements and relationships with third parties; actual and potential conflicts of interest; our ability to locate suitable investments and to monitor and administer our investments; the ability to attract and retain highly talented professionals; the general economy and its impact on the industries in which we invest; our ability to source favorable private investments; the tax status of the companies in which we invest; our tax status; the effect of changes to tax legislation; changes in the economy; risks associated with possible disruption in our operations or the economy generally due to terrorism or natural disasters; future changes in laws or regulations; and other risk factors as outlined in the prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities. A registration statement relating to these securities was filed and has been declared effective by the SEC. Copies of the prospectus can be obtained by contacting the dealer manager, as provided above.

This press release is neither an offer to sell nor a solicitation of an offer to buy securities. An offering is made only by the prospectus. This press release must be read in conjunction with the prospectus in order to fully understand all of the implications and risks of the offering of securities to which the prospectus relates. A copy of the prospectus must be made available to you in connection with any offering. No offering is made except by a prospectus filed with the Department of Law of the State of New York. Neither the SEC, the Attorney-General of the State of New York nor any other state securities regulator has approved or disapproved of our common stock, determined if the prospectus is truthful or complete or passed on or endorsed the merits of the offering. Any representation to the contrary is a criminal offense.

Bruce Batkin, President and CEO 212 753 5100 bbatkin@tcp-us.com	Jade Faugno, PR Contact 212 754 5425 jfaugno@intermarket.com